Exhibit 10.23

Fujian Qingjing Agriculture Comprehensive Development Co., Ltd.

Product Sales Contract

Contract No.: 2022015

Signing Location: 48 Xianyu Road

Signing Date: April 9, 2022

Seller: Fujian Qingjing Agriculture Comprehensive Development Co., Ltd.

Registered Address: Houlong Tea Industry Park, Zhongzhong Township, Zherong County

Legal Representative: Dezhi Liu

Buyer: Fujian Pingfu Tea Co., Ltd.

Registered Address: 38 Yudong Road, Shuangcheng Town, Zherong County, Ningde City, Fujian Province

Legal Representative: Senhua Chen

In accordance with the “Contract Law of the People’s Republic of China” and relevant laws and regulations, and based on the principles of equality, mutual benefit, and good faith, the buyer and seller have reached this contract through friendly negotiation.

Article 1 Product Name, Variety, Quantity, Ordering Method

1.	Product Name: Primarily-processed Tea.

2.	Product Variety: Black Tea, White Tea.

3.	Quantity and Ordering Method:

1)	When the buyer orders products from the seller according to this contract, the buyer should issue a written order with the buyer’s official seal or contract-specific seal affixed, indicating the name, variety, quantity, quality standards, delivery time, delivery method, etc. of the ordered products as discussed by both parties.

2)	The buyer needs to issue a written order to the seller each time he places an order, and pay the required advance payment as required by this contract, before the seller can deliver the product.

Article 2 Quality Standards

The products provided by the Seller to the Buyer shall meet the following standards:

1. Based on trade negotiations.

Article 3 Price and Payment Terms

1. Advance payment: The Buyer shall pay 30% of the order amount to the Seller before the Seller delivers the goods.

2. Balance payment: The Buyer shall pay the remaining 70% of the order amount to the Seller within 60 days from the day the Seller delivers the products. The Buyer must pay the full amount before placing new sales orders.

3. Payment methods shall be executed in accordance with the following (2) items:

1)	The Buyer issues a check payable to the Seller;

2)	The Buyer pays the Seller’s bank account directly;

4. The price shall be determined through negotiation by both parties. Due to market fluctuations, the Seller may increase the price of the products provided to the Buyer, but shall inform the Buyer when confirming the relevant order.

Article 4 Packaging Standards

The product should be packed using specialized packaging bags (boxes) for the purpose of easy transportation. The packaging is provided by the seller, and the packaging cost is borne by the seller.

Article 5 Delivery Location and Method

1. Delivery location: Seller’s warehouse.

2. The delivery method shall be executed according to the following (2) items:

3. Seller’s delivery;

4. Buyer’s pick-up;

5. The seller acts as an agent for consignment, and the freight is borne by the buyer.

6. After the seller delivers the goods at the delivery location, the risk of the product is transferred to the buyer. The seller does not bear any risk or responsibility after delivery.

Article 6 Acceptance Method and Cost Burden

1. Acceptance method: Both parties shall conduct acceptance according to the agreed quantity and quality standards of each order and issue an acceptance note. In case of any objection to the acceptance results, the testing cost shall be borne by the objecting party.

2. Acceptance location: Seller’s warehouse.

Article 7 Breach of Contract Liability

1. If the seller delays delivery or the buyer delays pick-up, a penalty of 0.5% of the total order price shall be paid to the other party for each day of delay.

2. If the quality of the product delivered by the seller does not meet the agreed standards as determined by the recognized inspection agency, the buyer has the right to request the seller to replace the product with a qualified one. The buyer acknowledges that this provision is the only remedy available to the buyer for non-conforming products, and the only responsibility that the seller bears for this matter.

Article 8 Force Majeure

“Force majeure” refers to serious natural disasters (such as typhoons, floods, earthquakes, fires, and explosions, etc.), war, rebellion, unrest, and other circumstances that the affected party cannot foresee or has foreseen but cannot avoid or control. If either party is impeded from performing any obligations under this contract due to a force majeure event, the performance period shall be extended to cover the time affected by the force majeure. However, any obligation related to payment of money under this contract shall not be modified due to force majeure.

Article 9: Effectiveness and Termination of the Contract

1. This contract shall come into effect on the date when the seller and the buyer sign or seal it. The term of this contract is one year, from April 9, 2022 to April 8, 2023.

2. This contract shall be terminated under the following circumstances:

1)	The parties agree to terminate this contract in writing through consultation.

2)	If one party breaches the contract severely and makes it impossible to achieve the purpose of this contract, the other party may terminate this contract after notifying the defaulting party.

Article 10: Applicable Law and Dispute Resolution

1. This contract shall be governed by and interpreted in accordance with the laws of China. In the event of a dispute between the parties over this contract or any matter related to this contract, the parties shall resolve it through friendly consultation.

2. If the dispute cannot be resolved through friendly consultation, the parties shall resolve it in accordance with one of the following methods:

(Choose one of the following two methods):

1)	File a lawsuit with the People’s Court of Zherong County in accordance with the law;

2)	Submit the dispute to the Zherong County Arbitration Commission in Fujian Province for arbitration in accordance with its effective arbitration rules at the location of Zherong County at the time.

Article 11 Notification

Any notice, communication or other notification related to this Agreement should be sent to the following addresses of the parties:

Seller: Qingjing Agricultural Comprehensive Development Co., Ltd. of Fujian Province

Address: Tea Industry Park, Houlung Village, Zherong County

Telephone: 0593839677

Email:

Contact person:

Article 12 Other

1. Any modification or amendment of this Agreement shall be valid only if made in writing and agreed upon by both parties.

2. If the provisions of this Agreement are inconsistent with the specific order confirmed by the Seller, the latter shall prevail.

3. This Agreement is made in duplicate, each party holding one copy, both having equal legal effect.

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[This page is for signatures]

Seller: Fujian Qingjing Agricultural Comprehensive Development Co., Ltd.

Legal representative or authorized representative: Dezhi Liu

Signature: (seal)

Buyer: Fujian Pingfu Tea Industry Co., Ltd.

Legal representative or authorized representative:Senhua Chen

Signature:(seal)

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